EXHIBIT 10.3(d)

[FORM OF 2005 PARSAP AGREEMENT
FOR THE CEO]

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2005 PARSAP AGREEMENT

GRANT DATE	—	April 22, 2005
NAME OF PARTICIPANT	—
NUMBER OF PARSAP SHARES	—
BENEFICIARY DESIGNATION	—

This 2005 PARSAP Agreement ("Agreement") is made as of the Grant Date specified above by and between First Horizon National Corporation (the "Company"), acting with the prior approval of the Compensation Committee (the "Committee") of the Board of Directors, and the employee whose name is specified above, who is an employee of the Company or one or more of its subsidiaries (the "Participant").

In consideration of the covenants hereinafter set forth, the Company and the Participant agree as follows:

1.  Award.  Pursuant to the terms of the First Horizon National Corporation 2003 Equity Compensation Plan (the "Plan"), the Company hereby grants to the Participant the number of shares specified above (the "Shares") of common stock of the Company, par value $0.625 per share (the "Common Stock"), subject to the Restrictions and other conditions hereinafter set forth.  So long as any Shares are subject to the Restrictions set forth in Section 3 hereof, such Shares shall be deemed to be, and shall be referred to herein as, Restricted Shares.

2.  Certificates.  Each certificate evidencing Restricted Shares shall be deposited with the Treasurer of the Company, accompanied by a stock power in blank executed by the Participant, or shall be held in book-entry form at the Company's transfer agent, and shall bear the following legend:

This certificate and the shares of stock represented hereby are subject to the terms and conditions (including the risk of forfeiture and restrictions on transfer) contained in the First Horizon National Corporation 2003 Equity Compensation Plan and a PARSAP Agreement entered into between the registered owner and First Horizon National Corporation. Release from such terms and conditions shall occur only in accordance with the provisions of such Plan and Agreement, a copy of each of which is filed with the Secretary of First Horizon National Corporation.

3.  Restrictions.  During applicable periods of restriction determined in accordance with Section 5 of this Agreement, Restricted Shares, and the right to vote such Shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, and shall be subject to the risk of forfeiture contained in Section 4 of this Agreement (such limitations on transferability and risk of forfeiture being collectively called the "Restrictions"), but the Participant shall have all other rights of a stockholder, including, but not limited to, the right to vote and receive dividends on Restricted Shares.

4.  Forfeiture of Restricted Shares.  In the event that the Participant (a) voluntarily terminates his employment with the Company (including its subsidiaries), (b) is discharged from employment with the Company (including its subsidiaries) as a result of his failure (not caused by death or Disability (as defined in the Plan)) to perform the duties of his position faithfully and to the best of his ability, or (c) except in connection with a Change in Control as described below, is reassigned to a position which, in the opinion of the Committee, reduces the Participant's opportunity to make an impact upon the profitability of the Company through his/her decisions, actions and counsel (the events described in the foregoing clauses (a), (b), and (c) being called herein "Events of Forfeiture"), all Shares which at the time are Restricted Shares shall be forfeited by the Participant to the Company without payment of any consideration by the Company, and neither the Participant, nor any successor, heir, assign or personal representative of the Participant, shall have any further right to or interest in such Restricted Shares or any certificate or certificates evidencing them.  Notwithstanding anything herein to the contrary, if a Change in Control (as defined in the Plan) occurs and if, prior to the date on which the Change in Control occurs, the Participant's employment with the Company is terminated or the Participant is reassigned to a position within the meaning of Section 4(c) and if it is reasonably demonstrated by the Participant that such termination of employment or reassignment of position (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement such termination or reassignment shall not be deemed an Event of Forfeiture, no Shares which at the time are Restricted Shares shall be forfeited by the Participant to the Company upon such termination or reassignment, and all Restrictions with respect to such Shares shall lapse upon the Change in Control.  The Participant's right to receive a dividend shall be forfeited if an Event of Forfeiture occurs on or before the date of payment.  In addition, the Participant agrees to repay without interest any dividends which the Participant receives with respect to Restricted Stock that is subsequently forfeited.

5.  Lapse of Restrictions.

(a)  Subject to clauses (b) and (c) of this Section 5, the Restrictions shall lapse with respect to Restricted Shares in accordance with the following schedule:

Date                                                        Number of Shares

April 22, 2015                                        All Shares

(b)  If the Participant's employment with the Company (including its subsidiaries) ends as a result of any event other than an Event of Forfeiture, all Restrictions shall forthwith lapse as to all Restricted Shares.

(c)  Notwithstanding the provisions of clause (a), but subject to clause (b) of this Section 5, the Restrictions shall lapse with respect to the Restricted Shares in accordance with the following schedule if the performance criteria established by the Committee for the performance period at the beginning of such period (or on the date hereof for the first performance period) are achieved:

Performance Period	Number of Shares	Date of Lapse
01/01/05 - 12/31/07		04/22/08
01/01/06 - 12/31/08		04/22/09
01/01/07 - 12/31/09		04/22/10

Each lapse of Restrictions provided for in this clause (c) is noncumulative.  In other words, if performance criteria for any performance period are not achieved, Restrictions with respect to the indicated Restricted Shares shall not lapse until the date specified in clause (a).

(d)  Notwithstanding anything herein to the contrary, all Restrictions with respect to the Restricted Shares imposed by the Plan or this Agreement shall lapse immediately upon a Change in Control (as defined in the Plan).

(e)  Notwithstanding any provision to the contrary herein, upon the lapse of the Restrictions in accordance with this Section 5, each Restricted Share shall be automatically converted into a Restricted

Stock Unit ("RSU"), and the Participant shall have no right at the time of such lapse to receive the Shares without Restriction.

6.  Deferral Account.  Upon the lapse of Restrictions with respect to any Restricted Shares (the "Conversion Date"), a deferral account will be established by the Company consisting of a subaccount reflecting RSU's and a subaccount representing cash equivalents equal to the dividend equivalents and earnings thereon credited to the account.  Participant's RSU subaccount will be credited with RSU's, based on the number of Restricted Shares for which Restrictions lapse, with each RSU being equivalent to one share of the Company's common stock.  Additional RSU's will be credited to participant's RSU subaccount at the time of payment of any stock split or stock dividend on the Company's common stock, in accordance with Section 7 herein.

7.  Stock Splits.  Any stock split and stock dividend that is declared with respect to the Company's common stock having a payment date that occurs on or after the Conversion Date and before the deferral period has terminated will result in a corresponding stock split or stock dividend being made with respect to the RSU's in Participant's deferral account with the result that Participant will be issued that number of shares of the Company's common stock at the termination of the deferral period that Participant would have owned had he or she received shares of stock, without restriction, instead of RSU's at the Conversion Date and had Participant then maintained ownership of such common stock through the payment date of the stock dividend or stock split.

8.  Dividend Equivalents.  Earnings will be credited to Participant's cash equivalents subaccount and accrued on the RSU's as follows:  on each date on which the Company pays a dividend on its shares of common stock, an amount equal to such dividend will be credited to Participant's account with respect to each RSU.  Then, as of January 1st of each year, an additional amount will be credited to Participant's account to reflect an earnings equivalent on the dividend equivalents from the time they were credited to the account for the prior plan year.  The rate of earnings credited for the year will be the rate disclosed under the caption "Annualized Ten Year Treasury Rate" in the Federal Reserve Statistical Release in January of the year following the year with respect to which earnings are to be credited, and the amount will be computed by multiplying the dividend equivalent by a factor representing the fraction of the year (e.g., 100% for a January 1st dividend equivalent, 75% for an April 1st dividend equivalent, 50% for a July 1st dividend equivalent, and 25% for an October 1 dividend equivalent) remaining after the dividend equivalent was credited to Participant's account.  The earnings equivalent will compound as follows:  for any cash equivalents credited to the account that existed on the first day of the prior plan year (excluding any dividend equivalent that is credited to the account on such day), earnings will be credited in an amount equal to the amount of such cash equivalents multiplied by the applicable ten year treasury rate factor.  For the portion of the year in which a distribution from the deferral account is made to Participant, earnings will be credited on any cash equivalents credited to the account during such year from the time such cash equivalents are credited through the date of distribution at the rate employed for the previous year.

9.  Payment of Deferral Account.  Payment of the balance of  Participant's deferral account will be made in a single lump sum, computed as follows:  with respect to Participant's RSU subaccount, one share of the Company's common stock will be delivered to Participant without any restrictions thereon for each RSU credited to such subaccount, and with respect to Participant's cash equivalent subaccount, cash equal to the balance credited to the subaccount will be paid to Participant.

10.  Date of Payment.  Payment of the balance of Participant's deferral account will only be made to Participant (or, in the event of Participant's death, his or her beneficiary) six (6) months after any separation from service (or, if earlier the date of death of the Participant) determined in accordance with the provisions of Section 409A(a)(2)(b)(i) of the Internal Revenue Code (the "Code").

11.  Beneficiary Designation.  For any and all purposes of this Agreement and the Plan, Participant designates the person specified above as his/her beneficiary under the Plan.

12.  Withholding Requirements.  Whenever payments hereunder are to be made in cash or in shares of the Company's common stock, the Company shall have the right to withhold from sums due to the

Participant (or to require the Participant to remit to the Company) an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to making such payments or delivering any certificate evidencing such shares.

13.  Tax Elections.  The Participant agrees not to make an election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in his gross income for federal income tax purposes the value of the Restricted Shares in the year in which this Agreement is made.

14.  Deferrals.  Section 3(A)(vii) of the Plan permits certain participants, whose Agreement so provides, to make deferral elections with respect to an award under the Plan.  No deferral pursuant to Section 3(A)(vii) of the Plan shall be made except as provided herein.

15.  Effect on Employment.  Nothing contained in this Agreement shall confer upon the participant the right to continue in the employment of the Company (including its subsidiaries) or affect any right which the Company (including its subsidiaries) may have to terminate the employment of the Participant.

16.  Amendment.  Except as expressly provided in this Section 16, this Agreement may not be amended except with the consent of the Committee and by a written instrument duly executed by the Participant and the Company.  Notwithstanding the foregoing, the Committee is authorized to amend or modify this Agreement on or before December 31, 2005 without the consent of the Participant but only for the purpose (as determined by the Committee in the exercise of its reasonable discretion) of conforming the timing of any removal of Restrictions on the Restricted Shares so as to comply with Section 409A of the Code and minimizing the disallowance of any deductions under Section 162(m) of the Code.  In addition, the Committee is authorized to interpret and administer the Plan and the terms and provisions of this Agreement.

17.  Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

IN WITNESS WHEREOF, each of the Company and the Participant has executed and delivered this Agreement as of the day and year first above written.
ATTEST		FIRST HORIZON NATIONAL CORPORATION
By:	___________________________ Clyde A. Billings, Jr., Secretary	By:	_____________________________________ Kenneth R. Bottoms
___________________________ Participant